As filed with the Securities and Exchange Commission on July 18, 2014

Registration No. 333- 189094

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3

REGISTRATION STATEMENT NO. 333-189094

UNDER

THE SECURITIES ACT OF 1933

Giant Interactive Group Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	N/A
(jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12/F, No.3 Building, 700 Yishan Road

Shanghai 200233

People’s Republic of China

(86-21) 3397-9999

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

Telephone: (212) 894-8940

(Name, address, and telephone number of agent for service)

With copies to:

Portia Ku, Esq.

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040

People’s Republic of China

(86-21) 2307-7000

Fax (86-21) 2307-7300

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment to the Registration Statements on Form F-3ASR and the Registration Statements on Form F-3ASR listed above shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form F-3 (Registration No. 333-189094) (the “Registration Statement”), Giant Interactive Group Inc. (the “Registrant”) registered the offering of its ordinary shares, par value US$0.0000002 per share (the “Ordinary Shares”). The Registration Statement was filed with the Securities and Exchange Commission on June 4, 2013 and became effective upon filing. This Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold.

On March 17, 2014, the Registrant entered into an Agreement and Plan of Merger with Giant Investment Limited (“Parent”) and Giant Merger Limited (“Merger Sub”), a wholly owned subsidiary of Parent, which was amended by Amendment No.1 to the Agreement and Plan of Merger, dated as of May 12, 2014 (as amended, the “Merger Agreement”). On July 14, 2014, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby, as contemplated by the Merger Agreement and as described on Form 6-K filed with the Securities Exchange Commission on July 14, 2014.

On July 18, 2014 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Ordinary Shares and American depositary shares of the Registrant were cancelled. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. The Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China on July 18, 2014.

Giant Interactive Group Inc.

By:	/s/ Jazy Zhang
Name:	Jazy Zhang
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 18, 2014.

Signature	Capacity

/s/ Yuzhu Shi Name: Yuzhu Shi	Chairman of the Board of Directors

/s/ Wei Liu Name: Wei Liu	Director and Chief Executive Officer

/s/ Xuefeng Ji Name: Xuefeng Ji	Director

/s/ Wei Ying Name: Wei Ying	Director

/s/ Gordon Sun Kan Shaw Name: Gordon Sun Kan Shaw	Director

/s/ Bing Yuan Name: Bing Yuan	Director

/s/ Jazy Zhang Name: Jazy Zhang	Chief Financial Officer

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Giant Interactive Group Inc., has signed this registration statement or amendment thereto in Newark, Delaware, on July 18, 2014.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director